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Exhibit 10(a)49
Restricted Stock Agreement (“Agreement”) - Under the 2015 Equity Ownership Plan of Entergy Corporation and Subsidiaries

The Personnel Committee of the Board of Directors (“Committee”) of Entergy Corporation (the “Company”) has agreed to grant you, pursuant to the 2015 Equity Ownership Plan of Entergy Corporation and Subsidiaries (the “Plan”), that number of shares of Restricted Stock of Entergy Corporation (the “Restricted Shares”) set forth on the Restricted Stock Grant Notice to which this Agreement is attached (the “Grant Notice”), subject to the terms and conditions of this Agreement and the Plan.
1.         Effective Date of Restricted Shares Grant, Acknowledgment and Acceptance of Restricted Stock Grant.  This grant of Restricted Shares is effective as of the Award Date set forth on the Grant Notice (“Grant Date”), contingent upon your acceptance of the Restricted Shares in accordance with the terms of this Agreement and the Grant Notice. The effectiveness of this Agreement is subject to your electronically acknowledging and accepting this Agreement and all of its terms and conditions and the terms of the Plan in the manner and at the time set forth on the Grant Notice. If you do not timely acknowledge and accept this Agreement in accordance the Grant Notice, the Company shall be entitled to unilaterally cancel and render void this Agreement and the Grant Notice.
2.         Restricted Period.
(a)        Except as otherwise provided in Subsection 2(b) to the contrary, and except as provided in Section 13 of the Plan, the following vesting provisions shall apply during the thirty-six (36)-months immediately following the Grant Date (the “Restricted Period”):
(i)         Restrictions shall lift on one-third (1/3rd) of the total Restricted Shares subject to this Agreement on each of the first three (3) anniversaries of the Grant Date (each such anniversary, a “Vesting Date”), provided you (A) are and remain a continuous full-time regular employee of a System Company at System Management Level 1 through 6 through each such anniversary date or are or later become and then remain a continuous part-time regular System Company employee participating in the Company’s Phased Retirement Program through each such anniversary date, and (B) comply with Section 12 of this Agreement.
 (ii)        Unless solely attributable to your becoming a participant in the Company’s Phased Retirement Program, upon your termination of continuous full-time regular employment to become a part-time employee, or upon your demotion to a position below System Management Level 6, you shall forfeit all Restricted Shares on which restrictions have not already lifted in accordance with Subsection 2(a)(i) at such time.
(iii)       Except as set forth in Section 2(b) below, upon your Retirement or termination from System Company employment for any reason or no reason (including with or without Cause), you shall forfeit all Restricted Shares on which restrictions have not already lifted in accordance with Subsection 2(a)(i) at such time.
 (b)        Notwithstanding the foregoing provisions of Subsection 2(a) to the contrary and subject in each case to Section 5.6(e) of the Plan, the following provisions shall govern to the extent applicable:
 (i)    If, during the Restricted Period, you die or become Totally Disabled while actively employed as an eligible System Company employee in accordance with the requirements set forth in Subsection 2(a)(i)(A) and you have continuously satisfied the vesting criteria of Section 2(a)(i) through the date of your death or Total Disability, then any then-remaining restrictions immediately shall lift on all of the then-outstanding Restricted Shares on which restrictions have not already lifted (as well as dividends declared on the Restricted Shares).
(ii)    If you are demoted to a position below System Management Level 6 and you thereafter remain a regular, full-time System Company employee until the immediately following Vesting Date, then you shall remain eligible to vest, upon such Vesting Date, in a pro-rated portion of the Restricted Shares on which restrictions were otherwise scheduled to lift on such immediately following Vesting Date (as well as dividends declared on such pro-rated portion of the Restricted Shares), which pro-rated vested portion shall be determined by multiplying (A) a fraction, the numerator of which shall be the number of days between (x) the immediately preceding Vesting Date or, if no Vesting Date has yet occurred, the Grant Date and (y) the date of your demotion, and the denominator of which shall be 365 days, times (B) that number of Restricted Shares on which restrictions were otherwise scheduled to lift on the immediately following Vesting Date.
 (iii)    Except as provided below for an employee on an extended leave of absence bridge to Retirement under an approved severance program under the Entergy System Severance Pay Plan No. 537 or the Entergy System Severance Pay Plan No. 538, if you are on a leave of absence (whether paid or unpaid) approved by your System Company employer for reasons other than Total Disability or are a continuous part-time regular System Company employee participating in the Company’s Phased Retirement Program, you will be treated, solely for purposes of the Plan and this Agreement, as continuing to satisfy the requirements of Subsection 2(a)(i) while on such approved leave of absence or during such participation in the Phased Retirement Program, as applicable. If your System Company employment terminates during such approved leave of absence, the remaining provisions of this Section 2 shall apply as if you were actively employed by your System Company employer immediately prior to such termination event. If you are on an extended leave of absence bridge to Retirement under an approved severance program under the Entergy System Severance Plan Pay No. 537 or the Entergy System Severance Pay Plan No. 538, you will not be considered under the Plan or this Agreement to be a full-time employee or part-time System Company employee under the Company’s Phased Retirement Program during the extended leave of absence bridge period, and your System Company employment will be considered terminated for purposes of vesting in the Restricted Shares under this Agreement as of the commencement of your extended leave of absence bridge period.
(iv)    If you incur a CIC Separation from Service, then all restrictions imposed hereunder on the Restricted Shares (as well as dividends declared on the Restricted Shares), with the exception of those pursuant to Section 12(a), shall lift effective as of the later of the date System Company employment is terminated or the consummation of the applicable Change in Control. If you incur a CIC Separation from Service following the occurrence of a Potential Change in Control and prior to the occurrence of a Change in Control then, notwithstanding anything herein to the contrary, the Restricted Shares on which restrictions have not already lifted shall remain outstanding and unvested and shall be cancelled and forfeited, if the restrictions have not lifted on such Restricted Shares, upon the earlier of (A) the date that is ninety (90) days after the date of your CIC Separation from Service or (B) the end of the original term of the Restricted Shares.
3.         Share Issuance.  During the Restricted Period, the Restricted Shares shall be held in an account with Computershare, as custodian, in book entry form and with the restrictions noted.  You can track your Restricted Shares account: by contacting Computershare Shareowner Services at 1 (877) ETR (387)-6299, or via the Internet address https://www-us.computershare.com/EmployeePortal/.
 4.         Lifting of Restrictions.  Upon the satisfaction of all requirements for restrictions to lift on all or a portion of the Restricted Shares, the restrictions on such Restricted Shares shall lift and such vested shares of Common Stock (including any dividends on the such Restricted Shares that were reinvested in Common Stock) shall be credited by Computershare to a separate book entry account in your name, and such vested shares shall be free of all restrictions except any that may be imposed by law.  Upon the crediting of Common Stock in respect of Restricted Shares upon which restrictions have lifted to a book entry account, participants may treat the Common Stock in the same manner as all other Common Stock owned by the participant.  All ML 1-4 Participants are considered “Restricted Employees” under Entergy’s Insider Trading Policy and, as such, may trade in Entergy Corporation securities only during an open window period (and only if not in possession of material, non-public information). Generally, window periods begin on the second business day after the quarterly earnings release and run through the last business day of the second month of the quarter in which such quarterly earnings release is publicly reported. In addition, if you are a Restricted Employee, the Insider Trading Policy requires that you pre-clear all transactions involving Entergy securities with Entergy Corporation’s Office of the General Counsel.
5.        Common Stock Ownership Guidelines.  If you are a System Management Level (“ML”) 1-4 Participant, you must maintain the applicable Target Stock Ownership Level in the chart below, which is expressed as a multiple of your base salary and dependent on your ML.

System Management Level	Common Stock Ownership Target Levels
ML1	6 times base salary
ML2	3 times base salary
ML3	2 times base salary
ML4	1 times base salary

These ownership multiples may be satisfied through any shares of Common Stock held by the ML 1-4 Participant, including Restricted Shares on which restrictions have not yet lifted, shares held in tax-qualified 401(k) plans, etc.  Until you achieve your multiple of base salary ownership position, upon restrictions lifting on your Restricted Shares, you must continue to retain the book entry shares until the earlier of (a) achieving and maintaining your multiple of base salary ownership threshold, or (b) your termination of full-time employment within the Entergy System.

Once you have achieved and maintain your multiple of base salary ownership threshold, you are no longer bound to hold the Restricted Shares converted to book entry shares upon restrictions lifting.  However, you are still subject to the trading restrictions and pre-clearance requirements in transacting in these shares described in Section 4 of this Agreement.
 6.       Withholding Taxes.  Your System Company employer shall have the right to require you to remit to it, or to withhold from other amounts payable to you, an amount sufficient to satisfy all federal, state and local tax withholding requirements.  The Company shall use the “net shares method” to satisfy any tax withholding obligation, which means the Company shall reduce the number of shares of Common Stock otherwise payable to you in respect of Restricted Shares upon which the restrictions have lifted by the number of shares necessary to cover such obligation. Depending upon the state or states in which you reside or have resided, or perform or have performed services, in the current, prior and future tax years, you may be subject to income tax in one or more states or jurisdictions. You should consult your personal tax advisor to determine the states or jurisdictions in which you owe income tax and/or are required to file an individual income tax return, based on your particular circumstances. In no event shall the Company or any other System Company have any liability to you for your individual income tax liability, for withholding or failing to withhold taxes, or for remitting or failing to remit taxes with respect to your income.
7.         No Fractional Shares.    Any fractional shares to be distributed shall be settled in cash and applied to satisfy tax withholding requirements. The Company will not pay out any fractional shares.
 8.         Shareholder Rights.  Subject to the terms and conditions set forth herein and in the Plan, as the Grantee of the Restricted Shares, you shall have all rights as a Company shareholder, including, but not limited to, voting rights, the right to receive vested dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock.  Notwithstanding the preceding sentence, any and all dividends paid with respect to the Restricted Shares shall be subject to the same restrictions on transfer and risks of forfeiture as applicable to the underlying Restricted Shares and shall also be subject to any other provisions or reinvestment requirements (including, without limitation, the reinvestment of dividends in the form of Common Stock) as the Committee may, in its discretion, determine.  You shall have the same rights and privileges, and be subject to the same restrictions, with respect to any additional or substitute shares received pursuant to Plan Section 4.5.
 9.         No Code Section 83(b) Election. This Award of Restricted Shares is conditioned upon you refraining from making an election with respect to the Award under Section 83(b) of the Code.
10.        Restricted Shares Nontransferable.  None of the Restricted Shares shall be sold, exchanged, pledged, transferred, assigned, or otherwise encumbered, hypothecated or disposed of by you (or your designated beneficiary) other than by (a) will or laws of descent and distribution or (b) a qualified domestic relations order (as defined by the Code).
 11.       Entergy Policies.
 (a)  Hedging Policy.  Pursuant to the Entergy Corporation Policy Relating to Hedging, as adopted by the Company’s Board of Directors at its meeting held on December 3, 2010, and as in effect on the date hereof, officers, directors and employees are prohibited from entering into hedging or monetization transactions involving Common Stock so they continue to own Common

Stock with the full risks and rewards of ownership, thereby ensuring continued alignment of their objectives with the Company’s other shareholders.  Participation in any hedging transaction with respect to Common Stock (including Restricted Shares) is prohibited.
(b)  Recoupment Policy; Dodd-Frank; Payment in Error.  Pursuant to the Entergy Corporation Policy Relating to Recoupment of Certain Compensation, as adopted by the Company’s Board of Directors at its meeting held on December 3, 2010, and as in effect on the date hereof, the Company is allowed to seek reimbursement of certain incentive compensation (including Restricted Shares) from “executive officers” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws (other than corrections resulting from changes to accounting standards); or there is a material miscalculation of a performance measure relative to incentive compensation, regardless of the requirement to restate the financial statements; or the Board of Directors determines that an executive officer engaged in fraud resulting in either a restatement of the Company’s financial statements or a material miscalculation of a performance measure relative to incentive compensation whether or not the financial statements were restated.  In addition, the Restricted Shares are subject to any forfeiture and/or recoupment policy which the Company has adopted or may adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and implementing rules and regulations thereunder, or as may be required by applicable law. To the maximum extent permitted by applicable law, in the event that a payment is made to you (whether in cash, stock or other property) in error that exceeds the amount to which you are entitled pursuant to the terms of this Agreement or the Plan (such excess amount, an “Excess Payment”), you will repay to the Company, and the Company shall have the right to recoup from you such Excess Payment by notifying you in writing of the nature and amount of such Excess Payment together with (i) demand for direct repayment to the Company by you in the amount of such Excess Payment or (ii) reduction of any amount(s) owed to you by the Company or any other System Company by the amount of the Excess Payment.
12.       Restrictive Covenants. In consideration of the grant to you of the Restricted Shares set forth herein, you hereby agree to the following restrictive covenants:
(a)    Confidentiality. You acknowledge that your position of employment places you in a position of confidence and trust with respect to the Entergy System and provides you with access to non-public confidential information of the System Companies. You acknowledge that the System Companies expended and will continue to expend substantial amounts of time, money and effort to develop effective business and regulatory strategies, methodologies and technology, to build good employee, customer, regulatory and supplier relationships and goodwill, and to build an effective organization. You acknowledge that the Company has a legitimate business interest and right in protecting the System Companies’ Confidential Information and that the System Companies would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of the System Companies’ business and regulatory strategies or its employee, regulatory, supplier and customer relationships and goodwill. You therefore agree that, during your employment or other service with any System Company and at all times thereafter, you will hold in a fiduciary capacity for the benefit of the System Companies and, other than as authorized by a System Company, as required by law, in the proper performance of your duties and responsibilities, or as otherwise provided in this Section 12, you will not disclose, directly or indirectly, to any person or entity or use for any purpose other than the furtherance of your duties, responsibilities and obligations to any System Company, any Confidential Information without the prior written consent of the Company. For purposes of this Agreement, “Confidential Information” means any and all information and knowledge regarding (i) the System Companies’ utility business, including the generation, transmission, brokering, marketing, distribution, sale and delivery of electric power or generation capacity (through regulated utilities or otherwise), and their natural gas distribution business, (ii) the Entergy Wholesale Commodities business, including the ownership, development, management or operation of power plants and power generation facilities (including, without limitation, nuclear power plants), and the provision of operations and management services (including decommissioning services) with respect to power plants, and the sale of the electric power produced by the System Companies’ operating plants to wholesale customers, and (iii) the System Companies’ proprietary methods and methodology, technical data, trade secrets, know-how, research and development information, product plans, customer lists, specific information relating to products, services and customers or prospective customers (including, but not limited to, customers or prospective customers of any System Company with whom you became or become acquainted during your relationship with the System Company), books and records of any System Company, corporate, regulatory, customer and strategic relationships, suppliers, markets, computer software, computer software development, inventions, processes, formulae, technology, designs, drawings, technical information, source codes, engineering information, hardware configuration information, and matters of a business nature such as information regarding marketing, costs, pricing, finances, financial models and projections, billings, new or existing business or economic development plans, initiatives, and opportunities, or any other similar business information made available to you in connection with your relationship with any System Company. Confidential Information shall also include non-public information concerning any director, officer, employee, shareholder, or partner of any System Company. Notwithstanding the foregoing, you may disclose Confidential Information to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of the acts or omissions of you or your agents in violation of this Section 12(a). You shall deliver to your System Company employer prior to the termination of your relationship or at any other time requested by any System Company, (I) all electronic devices provided by any System Company to you and (II) all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Confidential Information or the business of any System Company which you may then possess or have under you control. Following your termination of service with all System Companies, you may not retain or use any such item described in the preceding sentence for any purpose, unless otherwise agreed in writing. You agree that your obligation not to disclose materials of the type within the definition of Confidential Information, and your obligation to return and, upon your termination of employment with all System Companies, not to retain or use materials and tangible property described in this Section shall also extend to such types of information, materials and tangible property of customers of and suppliers to the System Companies and to other third parties, in each case who may have disclosed or entrusted the same to any System Company or to you during your employment with any System Company.
(b)    Non-Competition. Without prior written approval of your last System Company employer, (i) you agree that at all times during the period of your employment or service with any System Company employer and, (ii) if you are an ML 1-4 Participant immediately prior to your Separation Date, for a period of 12 months following your Separation Date (clauses (i) and (ii) collectively, the “Restricted Period”), you shall not engage, directly or indirectly, in “Competitive Activities” (as defined below) anywhere in the “Restricted Territory” (as defined below). “Competitive Activities” means that you are or become engaged in any manner, directly or indirectly, either alone or with any person, firm or corporation in any business, enterprise (including research and development), operation, or activity in any respect competitive with any aspect of the “Business” (as defined below), including as an equity holder, partner, trustee, promoter, technician, engineer, analyst, agent, representative, broker, supplier, advisor, manager or officer, director, consultant or employee of any such entity, or by associating with, aiding or abetting or providing information or financial assistance to, or by having any other financial interest in, any such entity. “Business” shall mean the generation, transmission, brokering, marketing, distribution, sale (whether retail or wholesale) and delivery of energy or generation capacity, the ownership, development, management or operation of power plants and power generation facilities (including, without limitation, nuclear power plants), the provision of operations and management services (including decommissioning services) with respect to power plants, and any business that researches, develops, manufactures, offers, sells, distributes, makes commercially available, or provides any product or service that competes with any products, services or offerings of any System Company or any product, service or offering that any System Company was actively developing during your relationship with any System Company. If you are or become an ML1-4 Participant, as a result of your high level position in the System Company employer’s management, you have or will have broad and substantial knowledge of the Business, and you therefore agree that this restriction in its entirety is reasonable in scope and necessary to protect the System Companies’ Confidential Information and legitimate, economic interests. If you are not and have never been an ML 1-4 Participant, “Business” for purposes of this Section 12(b) shall be as defined above, but only to the extent such Business falls or fell within the duties, responsibilities or authority of any of the positions held or previously held by you as an employee of a System Company. Notwithstanding the foregoing, you may passively own 1% or less of the outstanding stock or other equity interests of any publicly traded entity without being in violation of this Section 12(b). “Restricted Territory” means each and every county, province, state, city, parish or other political subdivision or territory of the United States in which any System Company is engaging in the Business, or otherwise distributes, licenses or sells its products or services, including Arkansas, Connecticut, District of Columbia, Louisiana, Massachusetts, Michigan, Mississippi, Nebraska, New York, Texas, and Vermont and any other state in which any System Company engages in Business at any time during the Restricted Period and, with respect to the State of Louisiana, means the following Parishes: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, Lafayette, Lafourche, La Salle, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Point Coupee, Rapides, Red River, Richland, Sabine, Saint Bernard, St. Charles, St. Helena, Saint James, Saint John the Baptist, Saint Landry, Saint Martin, Saint Mary, Saint Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana and Winn.
(c)    Non-Solicitation. You agree that, during the period of your employment or service with any System Company and for a period of 24 months following the termination of such employment or service for any reason, except in the good faith performance of your duties to the System Companies, you shall not: (i) directly or indirectly advise, solicit, induce, encourage or assist in the hiring process, or advise, cause, encourage or assist others to solicit, induce or hire, any employee of any System Company in the Restricted Territory or any individual who was an employee of any System Company in the Restricted Territory at any time during the six-month period immediately prior to such action or (ii) induce, encourage, persuade or cause others to induce, encourage, or persuade any employee or consultant of any System Company to cease providing services to any System Company within the Restricted Territory or in any way to modify such employee’s or consultant’s relationship with any System Company or (iii) within the Restricted Territory, directly or indirectly solicit the trade, business or patronage of any clients, customers or vendors or prospective clients, customers or vendors of any System Company in furtherance of any Competitive Activity or encourage, advise, or assist such clients, customers or vendors or prospective clients, customers or vendors to in any way modify their relationship with any System Company. The foregoing non-solicitation (but not other limitations in this Section) shall not be violated by general advertising not targeted at the forgoing persons or entities and shall not apply to solicitation of individuals involuntarily terminated from System Company employment.
(d)    Non-Disparagement. You agree that, to the fullest extent permitted by applicable law, you will not at any time (whether during or after your employment or service with any System Company), other than in the proper performance of your duties, publish or communicate to any person or entity any “Disparaging” (as defined below) remarks, comments or statements concerning any System Company or any of their respective directors, officers, shareholders, employees, agents, attorneys, successors and assigns (each a “System Company Party”). “Disparaging” remarks, comments or statements are those that are intended to, or could be construed in a manner so as to, impugn, discredit, injure or impair the business, reputation, character, honesty, integrity, judgment, morality or business acumen or abilities in connection with any aspect of the operation of the business of the individual or entity being disparaged.
(e)    Exclusions. Notwithstanding anything else in this Section 12 or in this Agreement to the contrary, the restrictive covenants in this Section 12 are not intended to restrict you from cooperating with any investigation or proceeding initiated by the Nuclear Regulatory Commission (“NRC”) or any other federal or state regulatory agency. Further, you may make disclosure (i) to exercise your rights as a whistleblower under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Securities and Exchange Commission Rule 21F-17(a), or any similar federal or state law; (ii) to the extent necessary when providing safety-related or other information to the NRC on matters within the NRC’s regulatory jurisdiction; (iii) when participating in “protected activities,” as defined in Section 211 of the Energy Reorganization Act of 1974 and in C.F.R. Part 50.7; (iv) when engaging in activities protected by the National Labor Relations Act or any similar federal or state law; or (v) when required to do so by a court of law, by any governmental agency or administrative or legislative body with jurisdiction to order you to divulge, disclose or make accessible such information. You shall have no obligation to seek prior approval of any System Company or to inform any System Company of such disclosure. This Agreement does not limit your ability to communicate, without notice to any System Company, with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency.
(f)    Restrictive Covenants Contained in Other Agreements. Notwithstanding any provision contained herein to the contrary, to the extent that you are subject to an employment agreement or any other agreement which contains restrictive covenants which are stricter than the restrictive covenants contained herein, the restrictive covenants set forth in such other agreement shall supplement the restrictive covenants herein.
(g)    Enforcement. You hereby agree that the covenants set forth in Sections 12(a), (b), (c) and (d) are reasonable with respect to their scope, duration, and geographical area. If the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 12(a), (b), (c) or (d) is invalid or unenforceable, you and the Company hereby agree that the court making the determination of invalidity or unenforceability shall have the power to reform the unenforceable term or provision, including to delete, replace, or add specific words or phrases, but only to the narrowest extent necessary to render the provision valid and enforceable (provided that in no event shall the length of any restrictive covenant or its scope be extended or expanded), and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment on enforceability may be appealed. Your agreement to the restrictions provided for in this Agreement and the Company’s agreement to grant the Award are mutually dependent consideration. Therefore, notwithstanding any other provision to the contrary in this Agreement, if the enforceability of any material restriction applicable to you as provided for in this Section 12 is challenged and found unenforceable by a court of law, then the Company shall have the right to terminate this Agreement and recover from you all shares of Common Stock paid to you pursuant to this Agreement and, if you have sold, transferred, or otherwise disposed of any Common Stock paid to you pursuant to this Agreement in respect of Restricted Shares on which the restrictions have lifted or in respect of dividends paid thereon, an amount equal to the aggregate Fair Market Value of such shares on the date on which such restrictions lifted. This provision shall be construed as a return of consideration or ill-gotten gains due to the failure of your promises and consideration under the Agreement, and not as a liquidated damages clause. In addition, in the event of the Company’s termination of this Agreement, you shall immediately forfeit all Restricted Shares on which restrictions have not already lifted (as well as dividends declared on the Restricted Shares). You further hereby agree that, in the event of a breach by you of any of the provisions of Sections 12(a), (b), (c) or (d), monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach or threatened breach, the Company or a System Company may, in addition to and without prejudice to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages and without having to demonstrate that money damages would be inadequate. Such remedies shall not be deemed the exclusive remedies for a breach, but shall be in addition to all remedies available at law or in equity, including, but not limited to, attorneys’ fees and costs. You hereby agree and acknowledge that the restrictions contained in Sections 12(a), (b), (c) and (d) do not preclude you from earning a livelihood, nor do they unreasonably impose limitations on your ability to earn a living. You acknowledge that you have carefully read this Agreement and have given careful consideration to the restraints imposed upon you by this Agreement, and you are in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of any System Company now existing or to be developed in the future.
(h)    Forfeiture/Rescission Upon Breach of Section 12. In addition to the remedies of the Company set forth in Section 12(g) herein, in the event of a breach by you of any of the provisions of Sections 12(a), (b), (c) or (d), you shall immediately forfeit all Restricted Shares on which restrictions have not already lifted (as well as dividends declared on the Restricted Shares). In addition, if you breach any of the provisions of Sections 12(a), (b), (c) or (d), to the extent that you hold Common Stock in respect of Restricted Shares on which the restrictions have lifted (as well as dividends declared on such Restricted Shares), such vested shares of Common Stock shall be transferred back to the Company for no consideration and to the extent that you have sold, transferred, or otherwise disposed of any shares of Common Stock in respect of Restricted Shares on which the restrictions have lifted (as well as dividends declared on such Restricted Shares), you shall pay the Company an amount equal to the aggregate Fair Market Value of such shares on the date on which the restrictions lifted.
(i)    For purposes of this Section 12, “Company” shall include all subsidiaries and affiliates of Entergy Corporation (the “Company Affiliates”). You and the Company agree that each of the Company Affiliates is an intended third-party beneficiary of this Section 12, and further agree that each of the Company Affiliates is entitled to enforce the provisions of this Section 12 in accordance with its terms. Notwithstanding anything to the contrary in this Agreement, the terms of the restrictive covenants set forth in this Section 12 shall survive the termination of this Agreement and shall remain in full force according to their respective terms.
13.         Governing Law.  This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to its principles of conflict of laws.
14.        Incorporation of Plan.  The Plan is hereby incorporated by reference and made a part hereof, and the Restricted Shares and this Agreement shall be subject to all terms and conditions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time.  Any capitalized term which is not defined in this Agreement shall have the meaning set forth in the Plan. If any terms of this Agreement are inconsistent with the terms of the Plan, the terms of the Plan shall govern unless the Plan allows for such modification by this Agreement.
15.        Amendments.  This Agreement may be amended or modified at any time only by an instrument in writing signed by the parties hereto.  The Plan may be amended, modified or terminated only in accordance with its terms.
 16.        Agreement Not a Contract of Employment.  Neither the Plan, the granting of the Restricted Shares, the Grant Notice, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee of any System Company for any period of time or at any specific rate of compensation.
 17.        Authority of the Committee.  The Committee shall have full authority and discretion to interpret and construe the terms of the Plan, the Grant Notice, and this Agreement.  The determination of the Committee as to any such matter of interpretation or construc-tion shall be final, binding and conclusive.